Exhibit 99.1

Press Release
June 15, 2018
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Second Quarter 2018 Earnings Guidance

FORT WAYNE, INDIANA, June 15, 2018 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided second quarter 2018 earnings guidance in the range of $1.46 to $1.50 per diluted share, compared to prior year second quarter earnings of $0.63 per diluted share and sequential first quarter 2018 earnings of $0.96 per diluted share.

Second quarter 2018 profitability from the company’s steel operations is expected to be meaningfully higher than sequential first quarter results, based on increased steel shipments and metal spread expansion.  Average quarterly steel product pricing is expected to increase more than scrap costs, as steel pricing across the platform has improved throughout the second quarter 2018, supported by strong domestic steel demand.  Profitability has improved throughout the steel platform, although the increase is primarily driven by the company’s sheet operations.  Based on strong steel demand fundamentals and customer optimism, the company believes steel consumption and market dynamics will remain strong throughout the year.

Second quarter 2018 profitability for the company’s metals recycling platform is expected to remain consistent with sequential first quarter results, as the benefits of higher shipments are offset by both ferrous and non-ferrous metal spread compression.

Second quarter 2018 earnings from the company’s steel fabrication business are expected to decrease from sequential first quarter results.  Although average sales prices and shipments are expected to improve sequentially, rising steel input costs will more than offset these positive demand fundamentals in the second quarter 2018.  The company continues to experience strong steel fabrication order activity, and increasing order backlogs.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuation in the cost of key raw materials and supplies (including steel scrap, iron units, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500